FOR IMMEDIATE RELEASE	For more information contact
July 23, 2003	Roger J. Klatt (281) 230-6732

GUNDLE/SLT ENVIRONMENTAL, INC.

ANNOUNCES 2003 SECOND QUARTER RESULTS

Quarter-to-quarter and year-to-date revenues increase

HOUSTON (July 23, 2003) – Gundle/SLT Environmental, Inc. (NYSE: GSE), a leading global provider of geosynthetic lining solutions, products and services, today announced second quarter 2003 results.

GSE reported net income of $7.9 million, or 65 cents per diluted share, for the second quarter ended June 30, 2003, compared to net income of $5.1 million, or 43 cents per share, for the second quarter of 2002. Last year’s quarter included an extraordinary charge of $328,000, or 3 cents per diluted share, from adjustments to the purchase price of Serrot International, Inc., acquired on February 4, 2002, and $636,000 after tax, or 5 cents per diluted share, from costs related to the Serrot acquisition. Before these noted items the company recorded net income of $6.0 million, or 52 cents per share for the second quarter of 2002. Revenue for the second quarter of 2003 was $86.9 million compared to $81.9 million for the second quarter of last year.

Samir Badawi, chairman, president and chief executive officer, noted, “We are very pleased with our quarter — units shipped were up 16 percent over last year. Due to inclement weather in the U.S. and Europe, units installed were down 12 percent, which we expect to make up later in the year.”

For the six months ended June 30, 2003, GSE recorded net income of $6.1 million, or 51 cents per diluted share, compared to net income of $27.3 million, or $2.38 per diluted share. Last year’s six months net income included an extraordinary gain of $24.3 million, or $2.11 per diluted share, from the purchase of Serrot International, Inc. This extraordinary gain was offset by an after-tax loss from the extinguishment of debt of $741,000, or 6 cents per diluted share, and costs related to the Serrot acquisition of $1.2 million after-tax, or 10 cents per diluted share. Before these noted items, GSE recorded first half 2002 net income of $5.0 million, or 43 cents per diluted share. Revenue for the first six months of 2003 was $126.0 million compared to $120.7 million in the 2002 period.

The dollar value of the company’s backlog at June 30, 2003 was $99 million compared to $101 million at the same time last year. Last year’s backlog included some businesses that have been exited. Badawi added that resin costs remained high compared to last year, and that GSE had increased its product selling prices, effectively maintaining its spread over resin costs.

Badawi said that GSE’s strategic alternatives program is progressing. “While we anticipated that we may have had something to share at this time, there is nothing yet to report.”

“Our balance sheet remains strong,” said Badawi. “Our cash balance, excluding the $14.7 million of cash restricted pending the resolution of a patent infringement lawsuit, was $15.5 million at June 30, up from $10.5 million last year. Total debt was $19.7 million at that date, down from $23.9 million last year. Total debt represents a conservative 12 percent of capitalization.”

GUNDLE/SLT SECOND QUARTER 2003 RESULTS – PAGE 2

GSE has scheduled a conference call on July 24, 2003 at 10:00 a.m. (ET) to discuss second quarter 2003 results. The call will be webcast live on the internet at: http://www.gseworld.com A replay of the conference call, together with the financial and statistical information contained in the call, will be available on the investor relations page of our website, as noted above, beginning immediately after conclusion of the call.

Non GAAP Financial Measures

This press release includes financial measures for net income and net income per share that have not been calculated in accordance with generally accepted accounting principles (GAAP). These financial measures differ from GAAP in that they exclude from the second quarter of 2002 expenses for costs related to the Serrot acquisition of $636,000 or 5 cents per diluted share, net of tax, and a loss from extraordinary item on the Serrot acquisition of $328,000 or 3 cents per share. These financial measures also differ from GAAP in that they exclude from the first six months of 2002 expenses for the costs related to the Serrot acquisition of $1.2 million, or 10 cents per diluted share, and $741,000 or 6 cents per diluted share, loss on extinguishment of debt, both net of tax, and also exclude a gain from extraordinary item on the Serrot acquisition of $24.3 million or $2.11 per diluted share. GSE provides these measures because they represent a consistent basis for comparison between the quarter and six-month periods without the effect of these events that did not occur in the current quarter and six-month periods. The net income and net income per share contained in the attached unaudited financial statements are presented and have been calculated in accordance with GAAP.

Gundle/SLT Environmental, Inc., headquartered in Houston, Texas, is a global manufacturer and marketer of geosynthetic lining solutions, products and services used in containment and management of solids, liquids and gases for organizations engaged in waste management, mining, water and wastewater treatment, aquaculture, and other industrial activities.

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This press release contains certain forward-looking statements as such term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release the words, “believe,” “expect,” “intend” and words or phrases of similar import, as they relate to GSE or its management, are intended to identify forward-looking statements. Such statements reflect the current risks, uncertainties and assumptions related to certain factors including, among other things, competitive market factors, worldwide manufacturing capacity in the industry, general economic conditions around the world, raw material pricing and supply, governmental regulation and supervision, seasonality, distribution networks and other factors described more fully in GSE’s reports filed with the Securities and Exchange Commission. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially form those currently believed, expected or intended.

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GUNDLE/SLT SECOND QUARTER 2003 RESULTS – PAGE 3

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(in thousands except per share data)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2003	2002	2003	2002
Sales	$86,881	$81,932	$126,000	$120,662
Cost of Sales	67,290	62,448	101,559	95,057
Gross Profit	19,591	19,484	24,441	25,605
% of Sales	22.5%	23.8%	19.4%	21.2%
Selling, General and Administrative Expenses	7,075	7,834	14,716	15,193
Costs Related to the Serrot Acquisition	17	1,096	90	2,006

Operating Income	12,499	10,554	9,635	8,406
Other Income Expenses:
Interest Expense	714	780	1,358	1,433
Interest Income	(149)	(62)	(251)	(134)
Foreign Exchange (Gain) Loss	(341)	86	(599)	(6)
Minority Interest	116	291	66	286
Loss On Retirement Of Debt		0		1,278
Other (Income) Expense	57	181	(398)	291

Income Before Income Tax	12,102	9,278	9,459	5,258
Income Tax	4,236	3,896	3,310	2,209

Net Income Before Extraordinary Item	7,866	5,382	6,149	3,049

Extraordinary Gain (Expense)—Serrot Acquisition	0	(328)	0	24,299

Net Income	$7,866	$5,054	$6,149	$27,348

Basic Net Income (Loss) Per Common Share:
Before Extraordinary Item	$0.68	$0.48	$0.54	$0.27
Extraordinary Item	$0.00	($0.03)	$0.00	$2.19

Basic Net Income (Loss) Per Common Share	$0.68	$0.45	$0.54	$2.46

Diluted Net Income (Loss) Per Common Share:
Before Extraordinary Item	$0.65	$0.46	$0.51	$0.27
Extraordinary Item	$0.00	($0.03)	$0.00	$2.11

Diluted Net Income Per Common Share	$0.65	$0.43	$0.51	$2.38

Weighted Average Common
Shares Outstanding
Basic	11,500	11,157	11,462	11,108

Diluted	12,081	11,639	12,000	11,505

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GUNDLE/SLT SECOND QUARTER 2003 RESULTS – PAGE 4

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

ASSETS	JUNE 30, 2003	DEC. 31, 2002
	(unaudited)
Current Assets:
Cash and Cash Equivalents	$15,483	$42,264
Accounts Receivable, Net	65,364	55,715
Contracts in Progress	8,102	2,043
Inventory	32,077	27,352
Deferred Income Taxes	8,109	9,366
Other Current Assets	6,580	5,260

Total Current Assets	135,715	142,000
Property, Plant and Equipment, Net	33,988	33,011
Excess of Purchase Price Over Fair Value of Assets Acquired, Net	23,937	22,529
Deferred Income Taxes	1,403	545
Restricted Cash	14,731	0
Other Assets	2,073	4,225

	$211,847	$202,310

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable and Accrued Liabilities	$45,100	$37,920
Advance Billings on Contracts	4,345	5,173
Short-tem Debt	667	0
Current Portion of Long-term Debt	4,693	4,690
Income Taxes Payable	714	1,952

Total Current Liabilities	55,519	49,735
Long-term Debt	14,321	16,912
Deferred Income Taxes	67	252
Other Liabilities	1,682	1,366
Minority Interest	1,142	1,614
Stockholders’ Equity	139,116	132,431

	$211,847	$202,310